FORM OF


                                 [NAME OF FUND]

                     AMENDED SHAREHOLDER SERVICES AGREEMENT



1. The parties to this Agreement, which is effective as of April 1, 2003, are [name of fund] (hereinafter called "the Fund") and American Funds Service Company, a California corporation (hereinafter called "AFS"). AFS is a wholly owned subsidiary of Capital Research and Management Company (hereinafter called "CRMC"). This Agreement will continue in effect until amended or terminated in accordance with its terms.

2. The Fund hereby employs AFS, and AFS hereby accepts such employment by the Fund, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Fund may from time to time require, all of which services are sometimes referred to herein as "shareholder services." In addition, AFS assumes responsibility for the Fund's implementation and compliance with the procedures set forth in the Anti-Money Laundering ("AML") Program of the Fund and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Fund upon request.

3. AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser. (For the purposes of this Agreement, such investment companies, including the Fund, are called "participating investment companies.")

4. AFS has entered into an agreement with DST Systems, Inc. (hereinafter called "DST"), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.

5. The Fund, together with the other participating companies, will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders. Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, or with Washington Management Corporation or any of its affiliated companies, to serve on the Review and Advisory Committee.

6. AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

     Annual account maintenance fee (paid monthly):
     $0.57 per month for each open account on AFS' books or in Level 0, 2 or 4
           Networking ($6.84 per year).
     $0.06 per month for each open account maintained in Street Name or
           Level 1 or 3 Networking ($0.72 per year).
     No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS' books and responds to all participant inquiries.

     Transaction fees:
     $1.55 per non-automated transaction
     $0.20 per automated transaction


     For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.

     Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors/trustees of the Fund.

7. All fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Fund or other participating investment companies, as applicable. AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services provided such payments do not exceed the anticipated savings to the Fund, either in fees payable to AFS hereunder or in other direct Fund expenses, that AFS reasonably anticipates would be realized by the Fund from using the services of such third party rather than maintaining the accounts directly on AFS' books and/or processing non-automated transactions.

8. It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus. AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the boards of directors/trustees of the Fund and all participating investment companies.

9. This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Fund to be evidenced by affirmative vote of a majority of the members of the board of directors/trustees of the Fund.

10. This Agreement may be terminated on 180 days' written notice by either party. In the event of a termination of this Agreement, AFS and the Fund will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Fund may select, it being understood that all records relating to the Fund and its shareholders are property of the Fund.

11. In the event of a termination of this Agreement by the Fund, the Fund will pay to AFS as a termination fee the Fund's proportionate share of any costs of conversion of the Fund's shareholder service from AFS to a successor. In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies. To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee. After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS. Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies in such proportions as may be determined by the Review and Advisory Committee.


12. In the event of disagreement between the Fund and AFS, or between the Fund and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution. If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

13. The obligations of the Fund under this Agreement are not binding upon any of the directors, trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund itself. AFS agrees to look solely to the assets of the Fund for the satisfaction of any liability of the Fund in respect to this Agreement and will not seek recourse against such directors, trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction.



AMERICAN FUNDS SERVICE COMPANY                [NAME OF FUND]



By___________________________________         By_______________________________
         J. Kelly Webb, Chairman                                    , Chairman


By___________________________________         By_______________________________
         Angela M. Mitchell, Secretary                              , Secretary

                                     Form of

                            INDEMNIFICATION AGREEMENT

         This Indemnification Agreement (the "Agreement") is made as of the date set forth on the signature page by and between ______________, a [Maryland corporation][Massachusetts business trust] (the "Fund"), and the [director][trustee] of the Fund whose name is set forth on the signature page (the "Board Member").

         WHEREAS, the Board Member is a [director][trustee] of the Fund, and the Fund wishes the Board Member to continue to serve in that capacity; and

         WHEREAS, the [Articles of Incorporation and By-Laws] [Declaration of Trust and By-Laws] of the Fund and applicable laws permit the Fund to contractually obligate itself to indemnify and hold the Board Member harmless to the fullest extent permitted by law;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below. Certain capitalized terms used herein are defined in Section 5.

         1. Indemnification. The Fund shall indemnify and hold harmless the Board Member against any liabilities or Expenses (collectively, "Liability") actually and reasonably incurred by the Board Member in any Proceeding arising out of or in connection with the Board Member's service to the Fund, to the fullest extent permitted by the [Articles of Incorporation and By-Laws] [Declaration of Trust and By-Laws] of the Fund and the laws of the [State of Maryland][Commonwealth of Massachusetts], the Securities Act of 1933, and the Investment Company Act of 1940, as now or hereafter in force, subject to the provisions of paragraphs (a), (b) and (c) of this Section 1. The Fund's Board of [Directors][Trustees] shall take such actions as may be necessary to carry out the intent of these indemnification provisions and shall not amend the Fund's By-laws to limit or eliminate the right to indemnification provided herein with respect to acts or omissions occurring prior to such amendment or repeal.

         (a) Special Condition. With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be indemnified pursuant to this Section 1 against any Liability unless such Liability arises by reason of the Board Member's willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in such Section 17(h) of the Investment Company Act of 1940, as amended ("Disabling Conduct").

         (b) Special Process Condition. With respect to Liability to the Fund or its shareholders, no indemnification shall be made unless a determination has been made by reasonable and fair means that the Board Member has not engaged in disabling conduct. Such reasonable and fair means shall be established in conformity with then applicable law and administrative interpretations. In any determination with respect to disabling conduct, a [director] requesting indemnification who is not an "interested person" of the [Corporation], as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, shall be afforded a rebuttable presumption that such [director] [trustee]did not engage in such conduct while acting in his or her capacity as a [director] [trustee].

         (c) State Law Restrictions. In accordance with the [General Corporation Law of the State of Maryland][General Laws of the Commonwealth of Massachusetts], the Board Member shall not be indemnified and held harmless pursuant to this Section 1 if the substantive and procedural standards for indemnification under such law have not been met.

         2. Advancement of Expenses. The Fund shall promptly advance funds to the Board Member to cover any and all Expenses the Board Member incurs with respect to any Proceeding arising out of or in connection with the Board Member's service to the Fund, to the fullest extent permitted by the laws of the [State of Maryland] [Commonwealth of Massachusetts], the Securities Act of 1933, and the Investment Company Act of 1940, as such statutes are now or hereafter in force, subject to the provisions of paragraphs (a) and (b) of this Section 2.

         (a) Affirmation of Conduct. A request by the Board Member for advancement of funds pursuant to this Section 2 shall be accompanied by the Board Member's written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and such other statements, documents or undertakings as may be required under applicable law.

         (b) Special Conditions to Advancement. With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be entitled to advancements of Expenses pursuant to this
Section 2 against any Liability to the Fund or its shareholders if (1) the Fund has obtained assurances to the extent required by applicable law, such as by obtaining insurance or receiving collateral provided by the Board Member, to the reasonable satisfaction of the Board, that the advance will be repaid if the Board Member is found to have engaged in Disabling Conduct, or (2) the Board has a reasonable belief that the Board Member has not engaged in disabling conduct and ultimately will be entitled to indemnification. In forming such a reasonable belief, the Board of [Directors] [Trustees] shall act in conformity with then applicable law and administrative interpretations, and shall afford a [director] [trustee] requesting an advance who is not an "interested person" of the [Corporation][Trust], as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, a rebuttable presumption that such [director][trustee] did not engage in disabling conduct while acting in his or her capacity as a [director][trustee].

         3. Procedure for Determination of Entitlement to Indemnification and Advancements. A request by the Board Member for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Board Member. The Secretary of the Fund shall promptly advise the Board of such request.

         (a) Methods of Determination. Upon the Board Member's request for indemnification or advancement of Expenses, a determination with respect to the Board Member's entitlement thereto shall be made by the Board or Independent Counsel in accordance with applicable law. The Board Member shall have the right, in his or her sole discretion, to have Independent Counsel make such a determination. The Board Member shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Board Member and reasonably necessary to such determination. Any Expenses incurred by the Board Member in so cooperating shall be borne by the Fund, irrespective of the determination as to the Board Member's entitlement to indemnification or advancement of Expenses.

         (b) Independent Counsel. If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Board of [Directors][Trustees] shall select the Independent Counsel, and the Secretary of the Fund shall give written notice to the Board Member advising the Board Member of the identity of the Independent Counsel selected. The Board Member may, within five days after receipt of such written notice, deliver to the Secretary of the Fund a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 4, and shall set forth with particularity the factual basis of such assertion. Upon such objection, the Board of [Directors][Trustees], acting in conformity with applicable law, shall select another Independent Counsel.

         If within fourteen days after submission by the Board Member of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been selected without objection, then either the Board or the Board Member may petition the Superior Court of the State of California or any other court of competent jurisdiction for resolution of any objection that shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

         The Fund shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

         (c) Failure to Make Timely Determination. If the person or persons empowered or selected to determine whether the Board Member is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Secretary of the Fund of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Board Member shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make the Board Member's statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

         (d) Payment Upon Determination of Entitlement. If a determination is made pursuant to Section 1 or Section 2 (or is deemed to be made pursuant to paragraph (c) of this Section 3) that the Board Member is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Board Member shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information). If such payment is not made when due, the Board Member shall be entitled to an adjudication in a court of competent jurisdiction, of the Board Member's entitlement to such indemnification or advancements. The Board Member shall commence such proceeding seeking an adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d). In any such proceeding, the Fund shall be bound by the determination that the Board Member is entitled to indemnification or advancements, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, or (ii) a prohibition of such indemnification or advancements under applicable law.

         (e) Appeal of Adverse Determination. If a determination is made that the Board Member is not entitled to indemnification or advancements, the Board Member shall be entitled to an adjudication of such matter in any court of competent jurisdiction. Alternatively, the Board Member, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Board Member shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made. Any such judicial proceeding or arbitration shall be conducted in all respect as a de novo trial or arbitration on the merits, and the Board Member shall not be prejudiced by reason of such adverse determination.

         (f) Expenses of Appeal. If the Board Member seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Board Member shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all Expenses actually and reasonably incurred by the Board Member in such judicial adjudication or arbitration, but only if the Board Member prevails therein. If it shall be determined in such judicial adjudication or arbitration that the Board Member is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Board Member in connection with such judicial adjudication or arbitration shall be prorated as the court or arbitrator determines to be appropriate.

         (g) Validity of Agreement. In any judicial proceeding or arbitration commenced pursuant to this Section 3, the Fund shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Fund, and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all the provisions of this Agreement.

         4. General Provisions.

         (a) Non-Exclusive Rights. The provisions for indemnification of, and advancement of Expenses to, the Board Member set forth in this Agreement shall not be deemed exclusive of any other rights to which the Board Member may otherwise be entitled. The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Board Member has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

         (b) Continuation of Provisions. This Agreement shall be binding upon all successors of the Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Board Member's spouse, heirs, assigns, devisees, executors, administrators and legal representatives. The provisions of this Agreement shall continue until the later of (1) ten years after the Board Member has ceased to provide any service to the Fund, and (2) the final termination of all Proceedings in respect of which the Board Member has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Board Member pursuant to Section 3 relating thereto. Unless required by applicable law, no amendment of the [Articles of Incorporation][Declaration of Trust] or By-Laws of the Fund shall limit or eliminate the right of the Board Member to indemnification and advancement of Expenses set forth in this Agreement. In the event the Fund or any successor shall discontinue its operations within the term of this Agreement, adequate provision shall be made to honor the Fund's obligations under this Agreement.

         (c) Selection of Counsel. Counsel selected by the Board shall be entitled to assume the defense of any Proceeding for which the Board Member seeks indemnification or advancement of Expenses under this Agreement. However, counsel selected by the Board Member shall conduct the defense of the Board Member to the extent reasonably determined by such counsel to be necessary to protect the interests of the Board Member, and the Fund shall indemnify the Board Member therefore to the extent otherwise permitted under this Agreement, if (1) the Board Member reasonably determines that there may be a conflict in the Proceeding between the positions of the Board Member and the positions of the Fund or the other parties to the Proceeding that are indemnified by the Fund and not represented by separate counsel, or the Board Member otherwise reasonably concludes that representation of both the Board Member, the Fund and such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Board Member but neither the Fund nor any such other party and the Board Member reasonably withholds consent to being represented by counsel selected by the Fund. If the Board has not selected counsel to assume the defense of any such Proceeding for the Board Member within thirty days after receiving written notice thereof from the Board Member, the Fund shall be deemed to have waived any right it might otherwise have to assume such defense.

         (d) D&O Insurance. For a period of at least six years after the Board Member has ceased to provide services to the Fund, the Fund shall purchase and maintain in effect, through "tail" or other appropriate coverage, one or more policies of insurance on behalf of the Board Member to the maximum extent of the coverage provided to the active members of the Board of [Directors] [Trustees] of the Fund.

         (e) Subrogation. In the event of any payment by the Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Board Member, who shall, upon reasonable written request by the Fund and at the Fund's expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights. Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Fund or the Board Member to proceed or collect against any insurers and to give such insurers any rights against the Fund under or with respect to this Agreement, including without limitation any right to be subrogated to the Board Member's rights hereunder, unless otherwise expressly agreed to by the Fund in writing, and the obligation of such insurers to the Fund and the Board Member shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

         (f) Notice of Proceedings. The Board Member shall promptly notify the Secretary of the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Board Member's rights or the Fund's obligations under this Agreement.

         (g) Notices. All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, or (2) by nationally recognized overnight courier service.

         (h) Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         (i) Modification and Waiver. This Agreement supersedes any existing or prior agreement between the Fund and the Board Member pertaining to the subject matter of indemnification, advancement of Expenses and insurance. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives. Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party's successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

         (j) Headings. The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

         (l) Applicable Law. This Agreement shall be governed by and construed and enforce in accordance with the laws of the state of organization of the Fund without reference to principles of conflict of laws.

         5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Board" means the board of [directors] [trustees] of the Fund, excluding those members of the board of [directosr] {trustees] who are not eligible under applicable federal or state law to participate in making a particular determination pursuant to Section 3 of this Agreement; provided, however, that if no two members of the Board of [directors] [trustees] are eligible to participate, Board shall mean Independent Counsel.

         (b) "Disabling Conduct" shall be as defined in Section 1.

         (c) "Expenses" shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys' fees, retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or acting as a witness in a Proceeding.

         (d) "Final termination of a Proceeding" shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

         (e) "Independent Counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Fund or the Board Member in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder. Notwithstanding the foregoing, however, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or the Board Member in an action to determine the Board Member's rights pursuant to this Agreement, regardless of when the Board Member's act or failure to act occurred.

         (f) "Independent Board Member" shall mean a [director] [trustee] of the Fund who is neither an "interested person" of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.

         (g) "Liability shall be as defined in Section 1.

         (h) "Proceeding" shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative, and shall also include any proceeding brought by the Board Member against the Fund.

(i) The Board Member's "service to the Fund" shall include without limitation the Board Member's service as a [director] [trustee], officer, employee, agent or representative of the Fund, and his or her service at the request of the Fund as a [director] [trustee], officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated: __________________


a [Maryland corporation]
[Massachusetts business trust]


By: ________________________
Name: ___________________
Title: ____________________
Address for notices:


[DIRECTOR] [TRUSTEE]:


Print Name: ____________________
Address for notices: